                                   EXHIBIT 99

                      FIRST FEDERAL FINANCIAL BANCORP. INC.
                                415 CENTER STREET
                               IRONTON, OHIO 45638

                                  PRESS RELEASE

RELEASE DATE: April 29, 2002

CONTACT: I. Vincent Rice
         President
         (740) 532-6845

         IRONTON, OHIO - (OTCBB: FFFB). First Federal Savings Bank of Ironton, Ohio, a subsidiary of First Federal Financial Bancorp, Inc., announced today the signing of a definitive agreement to acquire Lincoln Savings and Loan Association, also of Ironton.

         The agreement provides that First Federal will acquire, for cash, all of the outstanding shares of closely held Lincoln.

         At December 31, 2001, Lincoln reported assets of $9,084,811, deposits of $8,175,645 and tangible equity of $459,480. Vincent Rice, the President of First Federal, said "We are very excited about this opportunity. Lincoln shares our dedication to community banking. The merger will widen our customer base. Depositors and borrowers of Lincoln will continue to be serviced by an Ironton based community bank."

         Russell Mittendorf, the CEO of Lincoln, said "This merger presents a tremendous opportunity to our customers by increasing the number and variety of services available to them through a local financial institution."

         The merger is subject to regulatory approval and the approval of Lincoln's shareholders. The merger is expected to close in the third quarter of 2002.

         At March 31, 2002, First Federal Financial Bancorp, Inc. had $69.3 million of total consolidated assets, $60.4 million of total consolidated liabilities and $8.9 million of total stockholders' equity. First Federal Savings Bank of Ironton is the Company's only subsidiary, which conducts business from its main office located in Ironton, Ohio and one full service branch office located in Proctorville, Ohio.